Exhibit 1.2

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”), dated as of March [    ], 2015, is entered into, by and among XBiotech, Inc., a Canadian corporation (the “Company”), WR Hambrecht + Co, LLC, as representative for the underwriters party to that certain Underwriting Agreement dated as of the date hereof (the “Underwriters”) and American Stock Transfer & Trust Company, LLC a financial institution chartered under the laws of the State of New York (the “Escrow Agent”).

WHEREAS, the Company and the Underwriters have entered into the Underwriting Agreement dated as of the date hereof, pursuant to which the Company proposes to issue and sell up to [                    ] shares of common stock, no par value, of the Company (the “Shares”), to certain investors (the “Investors”);

WHEREAS, the Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 (Registration No. 333-201813) (which, together with all amendments or supplements thereto, is referred to herein as the “Registration Statement”);

WHEREAS, the Underwriters propose to offer the Shares to the Investors on behalf of the Company and to receive subscriptions from such Investors for the total number of Shares being offered;

WHEREAS, with respect to all subscription payments received from subscribers (the “Subscription Payments”), the parties propose to establish an escrow account with the Escrow Agent at the office of its escrow administration, American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which the escrow account will be established and maintained.

NOW THEREFORE, it is agreed as follows:

1. Appointment of Agent and Establishment of Escrow. The Company hereby appoints the Escrow Agent as escrow agent and the Escrow Agent hereby accepts such appointment, each in accordance with the terms and conditions set forth herein. The Escrow Agent hereby agrees to establish a non-interest bearing trust account pursuant to Rule 15c2-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Escrow Account”), for the Subscription Payments received and to receive and disburse the proceeds from such Subscription Payments in accordance with the terms and conditions of this Escrow Agreement.

2. Delivery of Subscription Proceeds. The Escrow Agent is hereby empowered on behalf of the Company and the Underwriters to endorse and collect all wire funds transfers received evidencing the Subscription Payments of the subscribers, which will be made payable to “American Stock Transfer & Trust Company, as Escrow Agent for XBiotech, Inc.,” delivered in payment for the Shares (the “Escrowed Property”). The Escrow Agent, upon receipt of funds from the Underwriters, on behalf of the Investors, or the Investors, shall credit such funds to the Escrow Account.

3. List of Subscribers. The Underwriters shall furnish or cause to be furnished to the Escrow Agent and the Company, at the time of each receipt of funds pursuant to Section 2 hereof, a list, substantially in the form of Exhibit A hereto, containing the name, the address, the number of Shares subscribed for, the Subscription Payment delivered to the Escrow Agent, and the social security or certified taxpayer identification number, if applicable, of each subscriber whose funds have been received (the “Subscriber List”).

4. Agent to Hold and Disburse Funds. The Escrow Agent will hold in a segregated account established for the benefit of the investors and will disburse all funds received by it pursuant to the terms of this Escrow Agreement, as follows:

(a) (i) If the Escrow Agent shall receive a (i) written notice, substantially in the form of Exhibit B hereto (an “Offering Termination Notice”), from the Company and the Underwriters; or (ii) a final and non-appealable order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Company or the Underwriters, that instructs the Escrow Agent as to the disbursement of the Escrowed Property, the Escrow Agent shall promptly after receipt of such Offering Termination Notice or court order, and in no event more than five business days thereafter pay to each subscriber listed on the Subscriber List held by the Escrow Agent pursuant to Section 3 hereof whose total subscription amount shall not have been released pursuant to paragraph (b) or (c) of this Section 4, by wire transfer of immediately available funds the amount attributable to such subscriber of the remaining Subscription Payment held by the Escrow Agent as set forth on such Subscriber List held by the Escrow Agent. The Escrow Agent shall notify the Company and the Underwriters of the distribution of such funds to the subscribers. For the avoidance of doubt, in the event the Escrow Agent does not receive funds in the amount equal to the proceeds of the sale of all of the Shares offered pursuant to the Underwriting Agreement (the “Requisite Funds”) prior to the close of business on the date scheduled for receipt of the Requisite Funds, the Company and the Underwriters agree to deliver to the Offering Termination Notice to the Escrow Agent as described above, and the Escrow Agent shall make the payments to each subscriber, as described above. The funds returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

(b) In the event that (i) any of the Shares have been subscribed for and the Requisite Funds shall have been received by the Escrow Agent on or before the Closing Date and (ii) no Offering Termination Notice or final and non-appealable court order as set forth in paragraph (a) above shall have been delivered to the Escrow Agent, the Company and the Underwriters, shall deliver to the Escrow Agent a joint written notice, substantially in the form of Exhibit C hereto (a “Closing Notice”), designating the date on which Shares are to be sold and delivered to the subscribers thereof as the “Closing Date,” and identifying the subscribers and the number of Shares to be sold to each subscriber thereof on such Closing Date. Such Closing Notice, unless one of the parties objects, shall be delivered on the Closing Date. The Escrow Agent, after receipt of such Closing Notice shall, on such Closing Date, pay to the Company, the Underwriters and the Escrow Agent, wire transfer of immediately available funds and otherwise in the manner and amount specified by the Company and the Underwriters in such Closing Notice, an amount equal to the aggregate of the Subscription Payments paid by the subscribers identified in such Closing Notice for the Shares to be sold on such Closing Date as set forth on the list held by the Escrow Agent pursuant to Section 3 hereof. The Escrow Agent shall pay the amounts described in this paragraph only after receipt of the Requisite Funds.

(c) If at any time and from time to time prior to the release of any subscriber’s total subscription amount pursuant to paragraph (a) or (b) of this Section 4 from the Escrow Account, the Company shall deliver to the Escrow Agent a written notice, substantially in the form of Exhibit D hereto (a “Subscription Termination Notice”), to the effect that any or all of the subscriptions of such subscriber have been rejected by the Company (a “Rejected Subscription”), the Escrow Agent shall promptly after receipt of such Subscription Termination Notice pay to such subscriber by wire transfer of immediately available funds the amount of such Rejected Subscription.

5. Exculpation and Indemnification of Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except for amendments to this Agreement referred to below, and except for instructions given to the Escrow Agent by the Company and the Underwriters relating to the funds received by the Escrow Agent under this Agreement, the Escrow Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

(b) The Escrow Agent shall not be liable to the Company or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment. The Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms thereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

(c) The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent pursuant to the provisions hereof. The Escrow Agent shall not be liable to the Company or to anyone else for any loss which may be incurred by reason of any investment of any monies which it holds hereunder provided the Escrow Agent has complied with the provisions of Section 4(a) hereunder.

(d) The Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

(e) The Escrow Agent does not have, for tax reporting purposes, any interest in the Escrowed Property received hereunder but is serving as escrow holder only. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrowed Property or any portion thereof in any tax year (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Escrow Agreement during such tax year, shall be reported as allocated to such person or entity, and (ii) otherwise shall be reported as allocated to the subscribers, in proportion to their respective Subscription Payment as set forth on Exhibit A hereto.

(f) The Escrow Agent will be indemnified and held harmless by the Company from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies, except for the Escrow Agent’s gross negligence or misconduct. Promptly after the receipt by the Escrow Agent or notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing, but the failure by the Escrow Agent to give such notice shall not relieve the Company from any liability which the Company may have to the Escrow Agent hereunder.

(g) For the purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

6. Termination of Agreement and Resignation of Escrow Agent.

(a) This Escrow Agreement shall terminate on the final disposition of the monies and property held in escrow hereunder, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Sections 5 and 8 shall survive the termination hereof.

(b) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company and the Underwriters at least 30 days notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the Company all monies and property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the 60-day period following such notice of resignation, the Escrow Agent may deposit the aforesaid monies and property with any court it deems appropriate.

7. Form of Payments by Escrow Agent.

(a) Any payments by the Escrow Agent to Investors or to persons other than the Company pursuant to the terms of this Agreement shall be by wire transfer of immediately available funds. The Company shall pay the Escrow Agent a $[        ] fee for each such wire transfer.

(b) All amounts referred to herein are expressed in United States Dollars and all payments by the Escrow Agent shall be made in such dollars.

8. Compensation of Escrow Agent. For services rendered, the Escrow Agent shall receive as compensation $[        ], which fee shall be paid by the Company promptly following the signing of this Agreement. The Escrow Agent shall also be entitled to retain any income earned on the funds in the escrow account as part of the Escrow Agent’s compensation. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all counsel, advisors’ and Escrow Agents’ fees and disbursements and all reasonable taxes or other governmental charges. It is anticipated that such disbursement shall not exceed $[        ] barring any unforeseen circumstances.

9. Notices. All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand or by first-class mail, shall be deemed given when received and shall be addressed to the parties hereto at their respective addresses listed below or to such other persons or addresses as the relevant party shall designate as to itself from time to time in writing delivered in like manner.

If to the Company, to:

XBiotech, Inc.
8201 E. Riverside Drive
Building 4, Suite 100
Austin, TX 78744
Attention:	Queena Han, Vice President of Finance & Human Resources
Facsimile:	(512) 386-5505

with a copy to:

Quarles & Brady LLP
1395 Panther Lane, Suite 300
Naples, Florida 34109
Attention:	Laura Holm
Facsimile:	(239) 434-4999

if to the Underwriters, to:

WR Hambrecht + Co
909 Montgomery Street, 3rd Floor
San Francisco, California 94133
Attention:	John Hullar
Facsimile:	(415) 551-8686

with a copy to:

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attention:	James R. Tanenbaum
Facsimile:	(212) 903-3751

if to the Escrow Agent, to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Attention:	Corporate Actions

10. Further Assurances: From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11. Consent to Service of Process. Each of the Company and the Underwriters hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to each of the Company and the Underwriters at its address for purposes of notices hereunder.

12. Miscellaneous.

(a) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms “hereby,” “hereof,” “hereto,” “hereunder” and any similar terms, as used in this Agreement, refer to the Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word “person” shall mean any natural person, partnership, company, government and any other form of business or legal entity. All words or terms used in this Agreement, regardless of the number or gender, in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement.

(b) Succession and Assignment. This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only to a successor to the Company’s entire business. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only to a successor to its entire business. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company and the Underwriters. This Agreement is intended to be for the sole benefit of the parties hereto, and (subject to the provisions of this Section 11.2(b)) their respective successors, heirs and assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

(c) Amendments and Waivers. This Agreement may be amended only with the written consent of the Escrow Agent, the Company and the Underwriters. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law). The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the day and year first above written.

XBIOTECH, INC.

By:
	Name:	John Simard
	Title:	President and Chief Executive Officer

WR HAMBRECHT + CO, LLC

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

EXHIBIT A

Subscriber List

Investor	Tax I.D.	Shares	Subscription Payments	# of Expected Wires
[Investor Name]
[Address]
[Contact]

A-1

EXHIBIT B

[Form of Offering Termination Notice]

March     , 2015

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention:

Dear

Pursuant to Section 4(a) of the Escrow Agreement dated as of March [    ], 2015 (the “Escrow Agreement”) by and among XBiotech, Inc. (the “Company”), WR Hambrecht + Co, LLC (“WRH”) and American Stock Transfer & Trust Company, LLC, the Company and WRH hereby notify you of the termination of the offering of the Shares (as that term is defined in the Escrow Agreement) and directs you to make payments to subscribers as provided for in Section 4(a) of the Escrow Agreement.

Very truly yours,

XBiotech, Inc.

By:
	Name:	John Simard
	Title:	President and Chief Executive Officer

WR Hambrecht + Co, LLC

By:
Name:
Title:

B-1

EXHIBIT C

[Form of Closing Notice]

March     , 2015

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Actions

Dear:

Pursuant to Section 4(b) of the Escrow Agreement dated as of March [    ], 2015, (the “Escrow Agreement”) by and among XBiotech, Inc. (the “Company”), WR Hambrecht + Co, LLC, as representative for the underwriters party to that certain Underwriting Agreement dated as of March [    ], 2015 (the “Underwriters”) and American Stock Transfer & Trust Company, LLC, the Company hereby certifies that, subject to its receipt of the Subscription Payments for the Shares (as that term is defined in the Escrow Agreement), the Company will sell and deliver Shares to the subscribers thereof at a closing to be held on [    ], 2015 (the “Closing Date”). The names of the subscribers concerned, the number of Shares subscribed for by each of such subscribers and the related subscription amounts are set forth on Schedule I annexed hereto.

We hereby request that the aggregate subscription amount be paid to the Underwriters, to the Escrow Agent and us as follows:

1.	To the Company, $ ;

2.	To the Underwriters, $ ; and

3.	To the Escrow Agent $[ ]

C-1

These instructions may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

XBIOTECH, INC.

By:
	Name:	John Simard
	Title:	President and Chief Executive Officer

WR HAMBRECHT + CO, LLC

By:
Name:
Title:

[Signature page to Closing Notice]

SCHEDULE I TO EXHIBIT C

Name of Subscriber	Number of Shares	Subscription Payment

SCHEDULE II TO EXHIBIT C

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to the Underwriters:

Name	Telephone Number

[ ]	[ ]

If to the Company:

Name	Telephone Number

[ ]	[ ]

Telephone call-backs shall be made to the Underwriters and the Company if joint instructions are required pursuant to this Escrow Agreement.

EXHIBIT D

[Form of Subscription Termination Notice]

March     , 2015

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Actions

Dear:

Pursuant to the Escrow Agreement dated as of March [    ], 2015 (the “Escrow Agreement”) by and among XBiotech, Inc. (the “Company”), WR Hambrecht + Co, LLC and American Stock Transfer & Trust Company, LLC, the Company hereby notifies you that the following subscription(s) have been rejected:

Name of Subscriber	Amount of Subscribed Shares [Units] Rejected	Dollar Amount of Rejected Subscription

XBIOTECH, INC.

By:
	Name:	John Simard
	Title:	President and Chief Executive Officer

D-1